METHODE ELECTRONICS, INC. ANNOUNCES CFO TRANSITION

Chicago, IL -July 21, 2016 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced John Hrudicka has been named its new chief financial officer and vice president of corporate finance effective July 25. He succeeds Douglas A. Koman, who is retiring as the Company’s CFO and vice president of corporate finance. Mr. Koman has agreed to remain with Methode through mid-September, and subsequently as a consultant, to support the transition of responsibilities to Mr. Hrudicka.

Mr. Hrudicka, 52, is an experienced senior finance and business professional. Most recently, he served as senior vice president of North American Tire at Titan International, Inc. and as Titan’s chief financial officer. Prior, Mr. Hrudicka served at Elkay Manufacturing for seven years in various financial roles, including its chief financial officer. Preceding Elkay, he worked at Baxter International for five years in various roles including operations and finance.

President and CEO Don Duda said, “We understand Doug’s decision to retire after having served Methode successfully for 15 years and after having had a finance and accounting career that has spanned four decades. I thank Doug for his consistently strong leadership of our financial, treasury and accounting operations and the many important contributions he has made to Methode. He leaves behind a company that is strong both financially and operationally. On behalf of the Company, I thank Doug for his contributions and wish him all the best in his future endeavors.”

Doug Koman said, “I have enjoyed working with the talented and dedicated Methode team. I believe in the Company’s strategic direction, and I leave knowing it is on the right path, delivering on its strategy to provide increasing value for its customers and shareholders.”

Mr. Duda added, “I am delighted to welcome John to the Methode management team. John is an accomplished executive with a proven track record in important financial leadership roles, bringing with him a wealth of operational and financial experience which will be of great benefit to Methode. I look forward to partnering with him as we continue our strategic growth and improve our operational excellence.”

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

For Methode Electronics, Inc.:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com